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                                                                     EXHIBIT 11.

                       COMPUTATION OF EARNINGS PER SHARE
                    (In millions, except earnings per share)

                                                                                          Year Ended June 30
                                                                                     1992         1993       1994
                                                                                    -----        -----      ------
Weighted average number of common shares outstanding . . . . . . . . . . . .          533          556         571
Common equivalent shares from outstanding stock options. . . . . . . . . . .           55           50          39
                                                                                    -----        -----      ------
Average common and common equivalent shares outstanding (1) (2). . . . . . .          588          606         610
                                                                                    =====        =====      ======
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 708        $ 953      $1,146
                                                                                    =====        =====      ======
Earnings per share (1) (2) . . . . . . . . . . . . . . . . . . . . . . . . .        $1.20        $1.57      $ 1.88
                                                                                    =====        =====      ======

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(1) Fully diluted earnings per share have not been presented because the effects are not material.

(2) Share and per share amounts for the years ended June 30, 1992 and 1993 have been restated to reflect a two-for-one stock split in May 1994.